Exhibit 77(c)


                Matters submitted to a Vote of Security Holders

On November 15, 2007, a Special Meeting of Shareholders for ING VP Balanced Portfolio was held at which the shareholders were asked to approve the following proposals: (3A) to modify the fundamental investment restriction on concentration; (3B) to modify the fundamental investment restriction on diversification; (3C) to modify the fundamental investment restriction on borrowing; (3D) to modify the fundamental investment restriction on lending;
(3E) to modify the fundamental investment restriction on underwriting; (3F) to modify the fundamental investment restriction on real estate; (3G) to modify the fundamental investment restriction on senior securities; (3H) to modify the fundamental investment restriction on commodities; (4) to reclassify the investment objective of each Fund as non-fundamental; and (5) to approve a "Manager-of-Managers" arrangement for the Portfolio to permit the Portfolio's investment adviser, subject to prior approval by the Board, to enter into and materially amend agreements with unaffiliated sub-advisers without obtaining the approval of the Portfolio's shareholders.

                                                     Shares
                                                     voted
                                Shares voted       against or        Shares        Total Shares
                     Proposal        for            withheld       abstained          Voted
                     --------        ---            --------       ---------          -----
ING VP Balanced
Portfolio               3A      51,413,726.342    1,254,339.508   4,032,506.733   56,700,572.583
                        3B      51,389,623.648    1,428,030.362   3,882,918.573   56,700,572.583
                        3C      51,534,613.607    1,510,317.811   3,655,641.165   56,700,572.583
                        3D      51,443,871.415    1,390,622.395   3,866,078.773   56,700,572.583
                        3E      51,154,255.363    1,381,189.606   4,165,127.614   56,700,572.583
                        3F      51,066,468.119    1,523,976.344   4,110,128.120   56,700,572.583
                        3G      51,164,752.702    1,603,350.729   3,932,469.152   56,700,572.583
                        3H      51,531,423.389    1,426,441.912   3,742,707.282   56,700,572.583
                        4       51,764,460.009    1,726,368.574   3,209,744.000   56,700,572.583
                        5       51,109,475.840    2,078,253.249   3,512,843.494   56,700,572.583